EXHIBIT 21


Subsidiaries of The Ashton Technology Group, Inc.

Name                                               State or Other Jurisdiction
                                                         of Incorporation
                                                   ---------------------------

Universal Trading Technologies Corporation         Delaware
Electronic Market Center, Inc.                     Delaware
ATG Trading, LLC                                   Delaware
REB Securities, Inc.                               Delaware
DelawareCroix Securities, Inc.                     Delaware
NextExchange, Inc.                                 Delaware
Ashton Technology Canada, Inc.                     Canada